EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

BT Brands, Inc. and Subsidiaries:

We consent to the use in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated May 9, 2019, relating to the consolidated financial statements of BT Brands, Inc. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Boulay PLLP

Minneapolis, Minnesota

October 31, 2019

Boulay 7500 Flying Cloud Drive Suite 800 Minneapolis, MN 55344 (t) 952.893.9320 (f) 952.835.7296 BoulayGroup.com

Member of Prime Global, A Global Association of Independent Firms